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                                                                    EXHIBIT 1(3)

                           Canargo Energy Corporation
                       Suite 1580, 727 - 7th Avenue, S.W.
                            Calgary, Alberta T2P OZ5
                                     CANADA

                                                          June 3, 1999

Orkla Finans (Fondsmegling) ASA
Tordenskioldsgt. 8/10
P.O. Box 1724 Vika
N-0121 Oslo
NORWAY

                Re: Escrow Agreement

Gentlemen:

        This will confirm the terms under which you will act as escrow agent to collect and deposit subscription funds received in connection with the public offering of up to 21, 264,643 shares of common stock by CanArgo Energy Corporation pursuant to a Registration Statement filed with the Securities and Exchange Commission and approved by the Oslo Stock Exchange. Prospective purchasers of the shares will be required to deliver to you a completed subscription agreement in the form approved by CanArgo and pay for the shares in the manner indicated in the subscription agreement. Orkla Finans will establish a separate, non-interest bearing account with Den Norske Bank ASA (the "Account") into which it will promptly deposit all subscription monies which are received from subscribers for the shares. For the purpose of determining the order in which subscriptions are received, you will date and time stamp each subscription agreement as it is received by you. You agree to promptly return to any prospective investor his subscription agreement and payment if the subscription agreement is not signed and complete or if the payment for shares is not in accordance with the instructions for payment on the subscription agreement.

        The offering will commence at 4:00 p.m. Oslo time on the date after the day when prospectuses are first available for distribution in Norway. Orkla Finans will not accept any subscriptions or payments prior to that date. After the offering commences, subscription monies will be deposited in the Account until termination of the offering. The offering will terminate on the earlier of
(1) the time on which all 21,264,643 shares have been sold or (2) at 4:00 p.m. Oslo time June 30, 1999, unless this date is extended by CanArgo to a date not later than August 6, 1999. CanArgo will give you at least two business days prior notice if it decides to extend the termination date beyond June 30, 1999. The date that the offering terminates is referred to as the "Termination Date." No subscriptions will be accepted or monies deposited in the Account after the Termination Date.

        Orkla Finans will notify CanArgo, on a daily basis, of the amount of subscription monies that have been deposited in the Account and have cleared the banking system. CanArgo will provide Orkla Finans with similar information with respect to any other escrow account used in the offering to enable Orkla Finans to determine when the minimum offering (defined below) has been achieved.



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Orkla Finans (Fondsmegling) ASA
June 8, 1999
Page 2

        If by the Termination Date the total monies which have been deposited into the Account and all other escrow accounts established for the offering and which monies have cleared the banking system and been collected in those accounts (the "Fund") is less than the amount in U.S. dollars or Norwegian kroner necessary to pay the total subscription price set forth in the Registration Statement for at least 11,500,000 shares of common stock (the "minimum offering"), then Orkla Finans will promptly refund to each subscriber the subscription monies received from such subscriber then held in the Account for such subscriber. Orkla Finans will promptly notify CanArgo upon the distribution of Funds out of the Account.

        If at any time up to 4:00 p.m. Oslo time on the Termination Date the Fund is at least equal to the minimum offering, Orkla Finans will promptly notify CanArgo in writing. CanArgo will instruct its registrar and transfer agent to issue certificates for the shares sold in accordance with instructions from Orkla Finans. When CanArgo confirms to Orkla Finans that such certificates have been issued, Orkla Finans will then promptly disburse the Funds in accordance with CanArgo's instructions.

        After the minimum offering has been reached and Funds relating to the minimum offering have been disbursed to CanArgo, Orkla Finans will continue to receive and deposit subscription monies into the Account and will, upon confirmation by CanArgo that certificates for the shares have been issued, disburse Funds at the instruction of CanArgo, until the Termination Date.

        If CanArgo decides to reject in whole or in part the subscription of any prospective purchaser whose subscription payment has been deposited into the Account, CanArgo will promptly notify Orkla Finans and Orkla Finans will then promptly refund that purchaser's subscription monies.

        Any amounts refunded to subscribers due to the failure to obtain the minimum offering amount or due to the rejection of a subscription for any reason will be promptly refunded to the subscriber without interest thereon and without any deductions therefrom.

        Please confirm your agreement to the foregoing by signing below and returning a copy of this letter.

                                            Very truly yours,

                                            CANARGO ENERGY CORPORATION


                                            By /s/ Michael Binnion
                                               ---------------------------------
                                               Michael Binnion
                                               President

ORKLA FINANS (FONDSMEGLING) ASA



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Orkla Finans (Fondsmegling) ASA
June 8, 1999
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By /s/ Jan-Tore Aschim
  --------------------------------
   Jan-Tore Aschim, Director